UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2010

American Antiquities, Inc.
(Exact name of registrant as specified in its charter)

Illinois	333-130446	20-3191557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1085 Cambridge Dr. Buffalo Grove, IL	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 734-645-8546

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K being filed by American Antiquities, Inc., an Illinois corporation (the “Registrant”) relates to the entry by the Registrant into a material agreement and matters related to such agrement.

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

Section 3 - Securities and Trading Markets
Item 3.02  Unregistered Sales of Equity Securities.

Section 8 - Other Events

Item 8.01  Other Events.

On June 25, 2010, the Registrant entered into a Share Exchange Agreement, dated as of June 25, 2010, by and among the Registrant, Pet Airways, Inc., a Florida corporation (“PAWS”), the shareholders of PAWS, and Joseph A. Merkel, Kevin T. Quinlan, and Bellevue Holdings, Inc., collectively, the majority shareholders of the Registrant (the “AAQS Majority Holders”), which sets forth the terms and conditions of the business combination of the Registrant and PAWS (the “Transaction”) in which all PAWS Shareholders shall exchange all of the outstanding and issued capital stock of PAWS for an aggregate of 25,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant, representing approximately 75.8% of the outstanding Common Stock after giving effect to the Transaction and the transactions related thereto.  The Transaction is subject to a number of closing conditions and is anticipated to close on or prior to July 31, 2010.

The Registrant is effecting such transaction based upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.  As a result of the Transaction, Hallmark shall become a wholly-owned subsidiary of the Registrant, and the Paws Shareholders shall become the controlling stockholders of the Registrant.

A copy of the Exchange Agreement is attached hereto as Exhibit 10.1.

Item 9.01.   Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Exhibits

10.1
Form of Share Exchange Agreement, dated as of June 25, 2010, among the Registrant, Pet Airways, Inc., a Florida corporation (“PAWS”), the shareholders of PAWS, and Joseph A. Merkel, Kevin T. Quinlan, and Bellevue Holdings, Inc., collectively, the majority shareholders of the Registrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 30, 2010

AMERICAN ANTIQUITIES, INC.

By:	/s/ Kevin T. Quinlan
Name: Kevin T. Quinlan
Title: Secretary/Treasurer